Exhibit 10.59

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

OFFICE LEASE
(Full Service)

This Office Lease (“Lease”) is made and entered into as of August 8, 2019 (“Effective Date”), by and between 960 SAN ANTONIO LLC, a California limited liability company (“Landlord”), and SCILEX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”) (collectively the “Parties”, or individually a “Party”).

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises located and addressed at 960 San Antonio Road, Suite 100, Palo Alto, California, as described in Exhibit A attached hereto and incorporated by reference consisting of the approximately 3,490 rentable square feet (“Premises”), located on the ground floor of the building (“Building”) (the Premises, the Building, the Common Areas (as defined below), the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the “Project”), for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

1.             Basic Lease Provisions.

1.1            Term: Approximately 62 months (“Original Term”) commencing on the earlier of (i) the date Tenant commences business in the Premises and (ii) the date of Substantial Completion of Landlord’s Work (defined below), estimated to be September 1, 2019 (“Commencement Date”) and ending on the last day of the 62nd full calendar month thereafter, estimated to be October 31, 2024 (“Expiration Date”). The term of the Must Take Space (defined below) shall commence on July 1, 2020.

1.2           Base Rent:

Commencement Date – June 30, 2020	$[…***…]/month*
July 1, 2020 – August 31, 2020	$[…***…]/month
September 1, 2020 – August 31, 2021	$[…***…]/month
September 1, 2021 – August 31, 2022	$[…***…]/month
September 1, 2022 – August 31, 2023	$[…***…]/month
September 1, 2023 – August 31, 2024	$[…***…]/month
September 1, 2024 – October 31, 2024	$[…***…]/month

*Provided that Tenant is not in default, Base Rent applicable only to the initial Premises for the first two (2) months of the Original Term shall be abated. Tenant acknowledges and agrees, however, that if this Lease shall terminate due to a default by Tenant hereunder or if this Lease shall be rejected in the case of a bankruptcy, any Base Rent so abated shall be immediately due and payable and any future abatement shall be null and void and of no further force and effect.

1.3           Security Deposit: $[…***…]

1.4           Premises: Suite 100

Must Take Space: Suite 101

1.5           Permitted Use: General office use, subject to applicable Laws.

1.6           Brokers: None

1.7           Tenant’s Share: 28.5% for the initial Premises, and 20.5% for the Must Take Space

1.8           Exhibits. Exhibit A – Description of Premises; Exhibit B – Guaranty of Lease

1.9           Guarantor: Sorrento Therapeutics, Inc., a Delaware corporation

2.             Premises.

2.1           Letting. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. While the approximate square footage of the Premises may have been used in the marketing of the Premises for purposes of comparison, the Base Rent stated herein is NOT tied to square footage and is not subject to adjustment should the actual size be determined to be different. NOTE: Tenant is advised to verify the actual size prior to executing this Lease.

2.2           Must Take Space. In addition to the initial Premises, Tenant shall lease, for a term equal to the then unexpired portion of the Term of this Lease, Suite No. 101 comprising approximately 2,510 rentable square feet as described on the attached Exhibit A (the “Must Take Space”), whereupon the Must Take Space shall be deemed a part of the Premises as defined herein. Tenant’s leasing of the Must Take Space shall be subject to all of the terms of this Lease except that: (i) the term of the Must Take Space (the “Commencement Date for the Must Take Space”) shall commence on July 1, 2020, and shall expire on the Expiration Date; (ii) the Base Rent shall be paid as set forth in Section 1.2 of the Basic Lease Provisions; (iii) effective as of the Commencement Date for the Must Take Space, Tenant shall have the non-exclusive use of an additional 10 unreserved parking stalls at the Project; and (iv) Tenant accepts the Must Take Space in its as-is condition, except Landlord shall convert the kitchen in the Must Take Space into an office. In the event Landlord is unable to deliver possession of the Must Take Space on or before the Commencement Date for the Must Take Space or any other date, Landlord shall not be liable for any damage caused thereby, nor shall this Lease be void or voidable, nor shall the Original Term be extended by such delay. Tenant shall not be liable for Rent for the Must Take Space until Landlord offers possession of the Must Take Space to Tenant. Landlord shall not be required to tender possession of, or access to, the Must Take Space to Tenant until Tenant complies with its obligation to provide evidence of insurance as required pursuant to Section 9 below. Pending delivery of such evidence, Tenant shall be required to perform all of its obligations under this Lease with respect to the Must Take Space from and after the Commencement Date for the Must Take Space, including the payment of Rent for the Must Take Space, notwithstanding Landlord’s election to withhold possession pending receipt of such evidence of insurance. Tenant shall have the right to expand into the Must Take Space prior to July 1, 2020, provided that (x) Tenant gives Landlord at least 60 days’ advance notice of Tenant’s desire to expand into the Must Take Space early, (y) Landlord terminates the existing lease with the tenant of the Must Take Space on terms and conditions acceptable to Landlord in its sole discretion, and (z) Tenant and Landlord execute an amendment to this Lease, on terms and conditions acceptable to Landlord in its sole discretion, adding the Must Take Space to the initial Premises for a term commencing prior to the initially scheduled Commencement Date for the Must Take Space.

2.3           Condition of Premises. Except as expressly set forth in this Section 2.3., Tenant hereby acknowledges agrees that the Premises shall be taken “as is” as of the Commencement Date, “without any representations or warranties”, and Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Premises or the Project or the suitability of same for Tenant’s purposes. Tenant further agrees that no tenant improvements are to be made by Landlord under this Lease except as expressly set forth herein. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the Premises and the Project in its decision to enter into this Lease and let the Premises in the above-described condition. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Project were at such time in satisfactory and good condition. Notwithstanding the foregoing, Landlord shall (i) build one (1) conference room and two offices in the initial Premises and (ii) demise the small conference room in the initial Premises into two offices (“Landlord’s Work”). “Substantial Completion” of Landlord’s Work shall be defined as the date upon which Landlord determines that Landlord’s Work has been substantially completed. If there shall be a delay or there are delays in the Substantial Completion of Landlord’s Work, as a direct, indirect, partial, or total result of any act or omission of Tenant or any of its employees, managers, officers, directors, agents, contractors or invitees (a “Tenant Delay”), then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of Landlord’s Work, the date of Substantial Completion of Landlord’s Work shall be deemed to be the date the Substantial Completion of Landlord’s Work would have occurred if no Tenant Delay had occurred. Absent any Tenant Delay, Substantial Completion shall occur not later than the Commencement Date.

2.4           Parking. Tenant shall have the non-exclusive use of 13 unreserved parking stalls at the Project. Tenant shall not assign, transfer, or license any of the parking spaces.

2.5           Common Areas - Definition. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Premises that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas. The fenced area next to the emergency exit to the Building is not a Common Area and is to be used solely for emergency egress from the Building.

2.6           Common Areas - Tenant’s Rights. Landlord grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Landlord or Landlord’s designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

2.7           Common Areas - Rules and Regulations. Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations (“Rules and Regulations”) for the management, safety, care, and cleanliness of the grounds, the unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Project and their invitees. Tenant agrees to abide by and conform to all such Rules and Regulations, and shall use its commercially reasonable efforts to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Landlord shall not be responsible to Tenant for the non-compliance with said Rules and Regulations by other tenants of the Project.

2.8           Common Areas - Changes. Landlord shall have the right, in Landlord’s sole discretion, from time to time:

2.8.1             To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

2.8.2             To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

2.8.3             To add additional buildings and improvements to the Common Areas;

2.8.4             To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and

2.8.5             To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

3.             Term.

3.1           Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Section 1.1. The Commencement Date for the Must Take Space is as specified in Section 2.2. Upon the determination of the Commencement Date, Tenant shall, upon demand, sign a letter agreement memorializing the Commencement Date and Expiration Date in form provided by Landlord.

3.2           Delay in Possession. In the event Landlord is unable to deliver possession of the Premises on or before the Commencement Date or any other date, Landlord shall not be liable for any damage caused thereby, nor shall this Lease be void or voidable. Tenant shall not be liable for Rent until Landlord offers possession of the Premises to Tenant. Tenant agrees that any delay in possession of the initial Premises will extend all dates set forth in this Lease (other than the Commencement Date for the Must Take Space) by a time equal to such delay.

3.3           Tenant Compliance. Landlord shall not be required to tender possession of, or access to, the Premises to Tenant until Tenant complies with its obligation to provide evidence of insurance as required pursuant to Section 9 below. Pending delivery of such evidence, Tenant shall be required to perform all of its obligations under this Lease from and after the Commencement Date, including the payment of Rent, notwithstanding Landlord’s election to withhold possession pending receipt of such evidence of insurance.

4.             Rent.

4.1           Base Rent. Commencing on the Commencement Date, Base Rent shall be payable by Tenant on the first day of each month, except that the Base Rent for the fourth month of the Term shall be payable by Tenant upon Tenant’s execution of this Lease, without notice, offset or demand pursuant to Section 1.2 of the Basic Lease Provisions. Rent shall be paid to the Landlord at its notice address noted herein, or at any other place Landlord may from time to time designate by written notice mailed or delivered to Tenant. Base Rent for any partial month at the beginning of the Term shall be prorated based on the number of days in such month.

4.2           Additional Rent. Tenant shall pay as additional rent, and within 30 days of invoice from Landlord, personal property taxes on any Tenant property or equipment not timely paid by Tenant, or any other sums due Landlord per the terms of this Lease other than Base Rent, including without limitation, Increased Operating Expenses as set forth herein.

4.3           Operating Expenses. In addition to the payment of Base Rent, during each calendar year of the Term following the calendar year 2019 (“Base Year”) Tenant shall pay to Landlord as additional rent Tenant’s Share of any increase in Operating Expenses paid or incurred by Landlord during such calendar year (“Increased Operating Expenses”) which are in excess of the Operating Expenses paid or incurred by Landlord for the Base Year. Landlord may, at or after the start of any calendar year subsequent to the Base Year, notify Tenant of the amount which Landlord estimates will be Tenant’s Share of the Increased Operating Expenses for such calendar year, and Tenant shall pay to Landlord monthly in advance, at the time and place that monthly Base Rent is payable under this Lease, one-twelfth (1/12) of such estimate. Landlord may, from time to time, reasonably revise Landlord’s estimate of Increased Operating Expenses by written notice to Tenant and Tenant shall pay Tenant’s Share based upon such revised estimate. Landlord shall provide Tenant with an annual Statement (“Statement”) of the actual Increased Operating Expenses incurred or paid by Landlord for each calendar year subsequent to the Base Year within one hundred twenty (120) days after the end of each calendar year, or as soon thereafter as reasonably practical. If Tenant’s Share of Increased Operating Expenses as shown on such Statement is greater or less than the total estimated amounts actually paid by Tenant with respect to the calendar year covered by such Statement, then within thirty (30) days after receipt of the Statement, Tenant shall pay in cash any sums owed to Landlord or, if applicable, Tenant shall receive a credit against Tenant’s Share of Increased Operating Expenses next accruing for any sum overpaid by Tenant. Following expiration of the calendar year in which the Term expires or during which this Lease is terminated, Landlord shall give a final Statement to Tenant for such portion of the calendar year within one hundred twenty (120) days after the end of the Term. If Tenant’s Share of any Increased Operating Expenses as shown on the final Statement is greater or less than the total amount of Increased Operating Expenses actually paid by Tenant with respect to the calendar year covered by the final Statement, then within thirty (30) days after the delivery of the Statement to Tenant the appropriate party shall pay to the other party any sums owed. Landlord may invoice Tenant monthly and Tenant shall pay its pro rata share of such Increased Operating Expenses within ten (10) days of invoice. The obligations of Landlord and Tenant under this Section shall survive the expiration or sooner termination of this Lease.

4.4           Definition of Operating Expenses. The term “Operating Expenses” shall include all costs, charges and expenses incurred in connection with the ownership, management, operation, maintenance, repair, restoration and replacement of the Project, including, without limitation: (1) the cost of service, maintenance and inspection contracts, including, but not limited to, contracts for landscaping, janitorial, window cleaning, rubbish removal, exterminating, elevator, plumbing, electrical, mechanical, HVAC and life safety equipment and systems provided to the Project; (2) the cost of purchasing or renting equipment, supplies, tools, materials and uniforms used at the Project; (3) premiums and other charges for the insurance policies to be maintained by Landlord under this Lease and for such other insurance policies as Landlord shall elect to maintain with respect to the Project, and insurance deductibles and the amount of self-insured or retained coverage; (4) costs of electricity, water, gas, sewer and other utility services provided to the Project that are not billed directly to lessees, including, but not limited to, surcharges, assessments or impositions levied, assessed or imposed upon the Project or upon the use and occupancy of the Project, as a result of any rationing of utility services or restriction on the use or quality of utility services supplied to the Project; (5) Real Property Taxes; (6) sales, use and excise taxes on goods and services purchased by Landlord and supplied to the Project; (7) fees for management services provided to the Project, whether provided by an independent management company, Landlord, or an affiliate of Landlord; (8) the cost of the following capital improvements, equipment or devices (as distinguished from replacement parts or components installed in the ordinary course of business which shall be expensed and included in Operating Expenses) incurred or paid for by Landlord with respect to the Project or applicable part thereof: (A) capital improvements required to be constructed in order to comply with any laws, regulations, codes or ordinances not in effect or applicable to the Project as of the date of this Lease or to comply with any rules, regulations or requirements of any board of fire underwriters or similar insurance body, (B) modification of existing or construction of additional capital improvements or building service equipment for the purpose of reducing the consumption of utility services or Operating Expenses of the Project, or to effect a labor saving, energy saving or other economy of utility costs, or (C) replacement of capital improvements or building service equipment existing as of the date of this Lease when required because of normal wear and tear, which cost shall be amortized over the useful life of such capital improvement, equipment or device as reasonably determined by Landlord, together with interest on the unamortized balance; (9) rental and purchase cost of parts, supplies, tools and equipment leased or rented by Landlord to enable Landlord to supply services to the Project which Landlord might otherwise contract for with a third party.

4.5           Definition of Real Property Taxes. The term “Real Property Taxes” shall include all taxes, assessments, charges and surcharges (including costs and expenses of contesting the amount or validity thereof by appropriate administrative or legal proceedings) levied or assessed upon or with respect to the Project, or the interest of Landlord in the Project, and any personal property of Landlord used in connection with the Project, including, without limitation, all so-called ad valorem real property taxes and general and special assessments (including, without limitation, increases in real property taxes and/or assessments arising from a change in ownership or new construction); charges, fees, levies or assessments for transit, housing, police, fire or other services or purported benefits to the Project; service payments in lieu of taxes; and any tax, fee or charge on the act of entering into this Lease or any other lease of space in the Project, on the use or occupancy of the Project or any part thereof, or on the rent payable under any lease of the Project or in connection with the business of renting space in the Project (but excluding income taxes), which may now or hereafter be levied or assessed against Landlord by the United States of America, the State of California, or any governmental or quasi-governmental entity holding the power of taxation, and any other tax, fee, levy or other charge, however described, that may be levied or assessed as a substitute for, or as an addition to (in whole or in part), any other item included as taxes, whether or not now customary or in the contemplation of Landlord and Tenant on the date of this Lease. “Real Property Taxes” shall also include legal and consultants’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce taxes, Landlord specifically reserving the right, but not the obligation, to contest by appropriate legal proceedings the amount or validity of any Real Property Taxes.

5.             Security Deposit. Upon Tenant’s execution hereof, Tenant shall deposit with Landlord the sum set forth in Section 1.3 of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant breaches any provision of this Lease, including but not limited to the payment of rent, Landlord may use all or any part of this security deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of said deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its full amount. Tenant agrees that Landlord shall not be required to keep the security deposit in trust, segregate it or keep it separate from Landlord’s general funds but Landlord may commingle the security deposit with its general funds and Tenant shall not be entitled to interest on such deposit. At the expiration of the Term, and provided there exists no default by Tenant hereunder, the security deposit or any balance thereof shall be returned to Tenant, provided that subsequent to the expiration of this Lease, Landlord may retain from said security deposit any and all amounts reasonably estimated by Landlord to cover the anticipated costs to be incurred by Landlord to remove any signage provided to Tenant under this Lease, to remove cabling and other items required to be removed by Tenant under Section 29(b) below and to repair any damage caused by such removal, any other costs to perform any surrender obligations of Tenant not performed by the termination date, and any other damages or costs that Landlord reasonably determines is due Landlord from Tenant (in which case any excess amount so retained by Landlord shall be returned to Tenant within thirty (30) days after such removal, repair, or satisfaction of the damage or cost amount), and any and all amounts permitted by law or this Section 5. Tenant hereby waives the provisions of California Civil Code Section 1950.7 and any successor law.

6.             Use.

6.1           Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use and for no other purpose, without the prior written consent of Landlord, which consent may be withheld in its sole discretion. Tenant shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Other than guide, signal and seeing-eye dogs, Tenant shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles. Landlord may withhold its consent for any reason to any written request for a modification of the Permitted Use. Tenant shall pay for any increase in the premiums for the property insurance of the Building and for the Common Areas or other buildings in the Project if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises contrary to the Permitted Use. Under no circumstance are the Premises to be used for manufacturing, repair, restaurant, retail, personal service or medical purposes.

6.2           Compliance with Laws. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, codes, regulations and requirements now in force or which may hereafter be in force (“Laws”) relating to or affecting (i) the condition, use or occupancy of the Premises by Tenant (excluding structural upgrades, enhancements, alterations or improvements to the Project not related to Tenant’s particular use of, or Alterations to, the Premises), and (ii) Alterations installed or constructed in the Premises by or for the benefit of Tenant.

7.             Hazardous Substances.

7.1             Except for Hazardous Material (as defined below) contained in products used by Tenant for ordinary cleaning and office purposes in quantities not violative of applicable Environmental Requirements, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises and/or the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises and/or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements (as defined below) and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

7.2             The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto; all applicable California requirements, including, but not limited to, Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316 and 25501 of the California Health and Safety Code and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11, and any policies or rules promulgated thereunder as well as a n y C o u n t y or City ordinances that may operate independent of, or in conjunction with, the State programs, and any common or civil law obligations including, without limitation, nuisance or trespass, and any other requirements of Article 3 of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including, without limitation, any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

7.3             Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Premises, in a manner and to a level satisfactory to Landlord in its reasonable discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the Term of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of Landlord.

7.4           Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises or disturbed by Tenant in breach of the requirements of this Section 7, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials by Tenant or any breach of the requirements under this Section 7 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Section 7 shall survive any termination of this Lease.

7.5           Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 7, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises.

7.6           In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 7 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form reasonably satisfactory to Landlord. The requirements of this Section 7 are in addition to and not in lieu of any other provision in the Lease.

8.             Maintenance; Repairs, Alterations.

8.1           Tenant’s Obligations.

8.1.1             In General. Tenant shall, at Tenant’s sole expense, keep the Premises and all improvements thereon in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Tenant, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities within the Premises, such as plumbing, HVAC equipment servicing only the Premises or portion thereof, electrical, lighting facilities, boilers, pressure vessels, fixtures, kitchen appliances and plumbing, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights but excluding any items which are the responsibility of Landlord pursuant to Section 8.2. Tenant’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.

8.1.2             Failure to Perform. If Tenant fails to perform Tenant’s obligations under this Section 8.1.1, Landlord may enter upon the Premises after 10 days’ prior written notice to Tenant (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Tenant’s behalf, and put the Premises in good order, condition and repair, and Tenant shall promptly pay to Landlord a sum equal to 110% of the cost thereof.

8.2           Landlord’s Obligations. Subject to a casualty or condemnation event, Landlord, shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, exterior roof, fire sprinkler system, Common Areas including but not limited to fire alarm and/or smoke detection systems, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs and utility systems serving the Common Areas and all parts thereof. Subject to Section 2.2 above, Landlord shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Landlord be obligated to maintain, repair or replace windows, doors or plate glass of the Premises. Landlord shall not be required to make any repairs to the Project or Common Area unless and until Tenant notifies Landlord of the need of such repairs.

8.3           Alterations.

8.3.1             Generally. Tenant shall make no alterations, improvements installations, changes or additions in or to the Premises or the Project (collectively, “Alterations”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld for non-structural Alterations; provided, however, Tenant may, without Landlord’s prior written consent, make non-structural Alterations to the Premises that (i) do not affect the Building systems, (ii) are not visible from the exterior of the Building and (iii) do not cost more than $10,000 in total during any calendar year. Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors reasonably approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s construction rules and regulations. If Landlord, in approving any Alterations, specifies a commencement date therefor in order for Landlord to post timely notices of non-responsibility, Tenant shall not commence any work with respect to such Alterations prior to such date. Tenant hereby agrees to indemnify, defend, and hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations.

8.3.2             Insurance; Liens. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Section 9.2 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.3.3             Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant, require Tenant at Tenant’s expense at Lease Termination or immediately on notice if not installed with Landlord’s written consent, to remove Alterations from the Premises installed by Tenant, and to repair any damage to the Premises and the Project caused by such removal. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, Alterations or otherwise shall be paid by Tenant at its sole cost and expense. With regard to Alterations, Landlord shall be entitled to receive an administrative/coordination fee (which fee shall not exceed 2% of the cost of the Alterations) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such Alteration.

8.4           Liens. Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys’ fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged within ten (10) days of filing, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within ten (10) days following written demand), or to require that Tenant promptly deposit with Landlord in cash, lawful money of the United States, one hundred twenty-five percent (125%) of the amount of such claim, which sum may be retained by Landlord until such claim shall have been removed of record or until judgment shall have been rendered on such claim and such judgment shall have become final, at which time Landlord shall have the right to apply such deposit in discharge of the judgment on said claim and any costs, including attorneys’ fees and costs incurred by Landlord, and shall remit the balance thereof to Tenant.

8.5           Surrender; Restoration. Tenant shall surrender the Premises by the Expiration Date or any earlier termination date with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Tenant shall repair any damage occasioned by the installation, maintenance or removal of Alterations, furnishings, fixtures and equipment. Tenant shall also completely remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Tenant, or any third party (except Hazardous Substances which were deposited via underground migration from areas outside of the Project) even if such removal would require Tenant to perform or pay for work that exceeds statutory requirements. Any personal property of Tenant not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Tenant and may be disposed of or retained by Landlord as Landlord may desire. The failure by Tenant to timely vacate the Premises pursuant to this Section 8.5 without the express written consent of Landlord shall constitute a holdover under the provisions of Section 16 below.

8.6           Taxes. Tenant pay to Landlord within 30 days of invoice, the entirety of any increase in real property taxes if assessed solely by reason of Alterations placed upon the Premises by Tenant or at Tenant’s request or by reason of any alterations or improvements to the Premises made by Landlord subsequent to the execution of this Lease by the Parties during the term hereof.

9.             Insurance; Indemnity.

9.1           Liability Insurance. Tenant shall obtain and keep in force a Commercial General Liability policy of insurance protecting Tenant and Landlord as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence with an annual aggregate of not less than $3,000,000. Tenant shall add Landlord and any other party reasonably designated by Landlord as an additional insured by means of an endorsement at least as broad as the Insurance Service Organization’s “Additional Insured-Managers or Landlords of Premises” Endorsement. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Tenant shall provide an endorsement on its liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.

9.2           Property Damage. Tenant shall obtain and maintain insurance coverage on all of Tenant’s personal property, Trade Fixtures, and Tenant Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $5,000 per occurrence. The proceeds from any such insurance shall be used by Tenant for the replacement of personal property, furniture fixtures, equipment and Alterations. Tenant shall provide Landlord with written evidence that such insurance is in force.

9.3           Business Interruption. Tenant shall obtain and maintain loss of income and extra expense insurance for one year in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Tenant or attributable to prevention of access to the Premises as a result of such perils.

9.4           Worker’s Compensation Insurance; Auto Liability Insurance. Tenant shall obtain and maintain Worker’s Compensation Insurance in such amount as may be required by Laws. Tenant shall obtain and maintain Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

9.5           No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

9.6           Insurance Policies. Insurance required herein shall be by companies maintaining during the policy term a “General Policyholders Rating” of at least A-, VIII, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Tenant shall not do or permit to be done anything which invalidates the required insurance policies. Tenant shall, prior to Tenant entering the Premises, deliver to Landlord certified copies of policies of such insurance or certificates with copies of the required endorsements evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after 30 days prior written notice to Landlord. Tenant shall, at least 10 days prior to the expiration of such policies, furnish Landlord with evidence of renewals or “insurance binders” evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If Tenant shall fail to procure and maintain the insurance required to be carried by it, Landlord may, but shall not be required to, procure and maintain the same at Tenant’s expense.

9.7           Waiver of Subrogation. Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby.

9.8           Indemnity; Waiver. Except for Landlord’s gross negligence or willful misconduct, Tenant shall indemnify, protect, defend and hold harmless the Premises, Landlord and its members, managers, officers, directors, employees, representatives, agents, partners, lenders, and successors and assigns, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Tenant or anything occurring on or at the Premises, and/or any breach of this Lease by Tenant. If any action or proceeding is brought against Landlord by reason of any of the foregoing matters, Tenant shall upon notice defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense. Landlord need not have first paid any such claim in order to be defended or indemnified. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Notwithstanding the negligence or breach of this Lease by Landlord or its agents, neither Landlord nor its members, managers, officers, directors, employees, representatives, agents, partners, lenders, or successors and assigns shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Tenant or its employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, (ii) any damages arising from any act or neglect of any other tenant of Landlord or from the failure of Landlord or its agents to enforce the provisions of any other lease in the Building, or (iii) injury to Tenant’s business or for any loss of income or profit therefrom. Instead, it is intended that Tenant’s sole recourse in the event of such damages or injury be to file a claim on the insurance policies that Tenant is required to maintain pursuant to the provisions of this Lease.

10.           Damage or Destruction.

10.1         Definitions.

10.1.1           “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises, other than Alterations, which can reasonably be repaired in 9 months. Landlord shall notify Tenant in writing within 60 days from the date of the damage or destruction as to whether or not the damage is Partial or Total. Notwithstanding the foregoing, Premises Partial Damage shall not include damage to windows, doors, and/or other similar items which Tenant has the responsibility to repair or replace pursuant to the provisions of Section 8.1.

10.1.2           “Premises Total Destruction” shall mean damage or destruction to the improvements on the Premises, other than Alterations, which cannot reasonably be repaired in 9 months or less from the date of the damage or destruction. Landlord shall notify Tenant in writing within 60 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

10.1.3           “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Alterations, which was caused by an event insured by Landlord (excluding earthquake or flood regardless if such events are insured by Landlord), irrespective of any deductible amounts or coverage limits involved.

10.1.4           “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Landlord at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Laws, and without deduction for depreciation.

10.2         Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Landlord shall, at Landlord’s expense, repair such damage (but not Tenant’s personal property or Alterations) as soon as reasonably possible and this Lease shall continue in full force and effect. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to affect such repair, Landlord shall have the right to terminate this Lease upon written notice to Tenant. Such termination shall be effective 30 days following the date of such notice.

10.3         Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Tenant (in which event Tenant shall make the repairs at Tenant’s expense), Landlord may either: (i) repair such damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Tenant within 60 days after receipt by Landlord of knowledge of the occurrence of such damage. Such termination shall be effective 60 days following the date of such notice. In the event Landlord elects to terminate this Lease, Tenant shall have the right within 10 days after receipt of the termination notice to give written notice to Landlord of Tenant’s commitment to pay for the repair of such damage without reimbursement from Landlord. Tenant shall provide Landlord with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Landlord shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Tenant does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

10.4         Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, either Landlord or Tenant may terminate this Lease. Such termination shall be effective 60 days following the date of such notice. Provided, however, if the damage or destruction was caused by Tenant then the Tenant shall have no right to terminate this Lease.

10.5         Damage near End of Term. If at any time during the last 12 months of this Lease there is damage for which the cost to repair exceeds one month’s Base Rent, whether or not an Insured Loss, either Landlord or Tenant may terminate this Lease effective 60 days following the date of occurrence of such damage by giving a written termination notice to the other party within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing, if Tenant at that time has an exercisable option to extend this Lease or to purchase the Premises, then Tenant may preserve this Lease by, (a) exercising such option and (b) providing Landlord with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 10 days after Tenant’s receipt of Landlord’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Tenant duly exercises such option during such period and provides Landlord with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Landlord shall, at Landlord’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Tenant fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Tenant’s option shall be extinguished.

10.6         Abatement of Rent. In the event of Premises Partial Damage or Premises Total Destruction for which Tenant is not responsible under this Lease, the Rent payable by Tenant for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired. Premises Partial Destruction of more than 70% shall be treated as if Premises Total Destruction unless Tenant is able to effectively utilize the undamaged portion of the Premises. All other obligations of Tenant hereunder shall be performed by Tenant, and Landlord shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

10.7         Termination; Advance Payments. Upon termination of this Lease pursuant to this Section 10, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Tenant to Landlord. Landlord shall, in addition, return to Tenant so much of Tenant’s Security Deposit as has not been, or is not then required to be, used by Landlord.

11.           Utilities and Services.

11.1         Landlord shall pay for all utilities and Building services except for any HVAC use beyond Business Hours as herein defined or extraordinary utility use beyond normal office use, which determination and cost shall be made by Landlord in its reasonable determination. The charge for HVAC use beyond the Business Hours will be at a cost per hour of use as reasonable determined by Landlord to cover the extra utility use and wear and tear on the HVAC system. The Business Hours are from 8 am to 6 pm Monday thru Friday except national holidays.

12.           Assignment and Subletting.

12.1         Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld. An assignment or subletting without consent shall be a noncurable Breach without the necessity of any notice and grace period. Tenant’s remedy for any breach of Section 12.1 by Landlord shall be limited to compensatory damages and/or injunctive relief. Landlord may reasonably withhold consent to a proposed assignment or subletting if Tenant is in Default at the time consent is requested. It shall not be unreasonable for Landlord to withhold its consent to any sublease or assignment if the proposed use of the subtenant or assignee would be considered manufacturing, repair, retail, personal services, restaurant, medical or any other use whereby the City of Palo Alto could make the determination that the Premises or the Building would no longer be able to support future office uses.

12.2         Terms and Conditions Applicable to Assignment and Subletting.

12.2.1             Regardless of Landlord’s consent, no assignment or subletting shall: (i) be effective without the express written assumption by such assignee or subtenant of the obligations of Tenant under this Lease, (ii) release Tenant of any obligations hereunder, or (iii) alter the primary liability of Tenant for the payment of Rent or for the performance of any other obligations to be performed by Tenant.

12.2.2             Landlord may accept Rent or performance of Tenant’s obligations from any person other than Tenant pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Landlord’s right to exercise its remedies for Tenant’s Default or Breach.

12.2.3             Landlord’s consent to any assignment or subletting shall not constitute consent to any subsequent assignment or subletting.

12.2.4             In the event of any Default or Breach by Tenant, Landlord may proceed directly against Tenant, any Guarantors or anyone else responsible for the performance of Tenant’s obligations under this Lease, including any assignee or subtenant, without first exhausting Landlord’s remedies against any other person or entity responsible therefore to Landlord, or any security held by Landlord.

12.2.5             Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Landlord’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or subtenant, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $500 as consideration for Landlord’s considering and processing said request. Tenant agrees to provide Landlord with such other or additional information and/or documentation as may be reasonably requested.

12.2.6             Tenant shall reimburse Landlord upon demand for its reasonable attorney’s cost and fees relating to any request for consent to an assignment or sublease not to exceed $1,250 per standard request.

12.2.7             Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented to in writing.

12.2.8             Landlord’s consent to any assignment or subletting shall not transfer to the assignee or subtenant any Option granted to the original Tenant by this Lease unless such transfer is specifically consented to by Landlord in writing.

12.3         Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

12.3.1             Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all Rent payable on any sublease, and Landlord may collect such Rent and apply same toward Tenant’s obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Tenant’s obligations, Tenant may collect said Rent. In the event that the amount collected by Landlord exceeds Tenant’s then outstanding obligations any such excess shall be refunded to Tenant. Landlord shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a Breach exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord all Rent due and to become due under the sublease. Subtenant shall rely upon any such notice from Landlord and shall pay all Rents to Landlord without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Tenant to the contrary.

12.3.2             In the event of a Breach by Tenant, Landlord may, at its option, require subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to such sublandlord or for any prior Defaults or Breaches of such sublandlord.

12.3.3             Any matter requiring the consent of the sublandlord under a sublease shall also require the consent of Landlord.

12.3.4             No subtenant shall further assign or sublet all or any part of the Premises without Landlord’s prior written consent.

12.3.5             Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed assignment, sublease or other transfer where one or more of the following apply: (i) The assignee, sublessee or other transferee (collectively, “Transferee”) is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project; (ii) The Transferee intends to use the proposed space for purposes which are not permitted under this Lease; (iii) The Transferee is either a governmental agency or instrumentality thereof; (iv) such Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the assignment, sublease or other transfer on the date consent is requested; (v) The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; (vi) The terms of the proposed assignment, sublease or other transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); (vii) Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (A) occupies space in the Project at the time of the request for consent, or (B) is negotiating with Landlord to lease space at such time, or (C) has negotiated with Landlord during the six (6)-month period immediately preceding the request for consent; or (viii) Landlord has, or will have within three (3) months of the request for consent, available and comparable space in the Building.

12.4         Bonus Rent. As part of the consideration for Landlord’s consent to a sublease or an assignment of this Lease, Tenant shall pay to pay to Landlord, as additional rental hereunder, 50% of any and all rentals to be paid by such sublessee or assignee in excess of the rental paid to Landlord hereunder, less reasonable leasing commissions and attorney’s fees paid by the Tenant on account of the assignment or sublease. Landlord shall have the right to audit Tenant’s books and records to confirm the calculation of excess rent and Tenant shall, upon demand, make all such books and records available to Landlord.

12.5         Recapture. In addition to Landlord’s right to approve any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed sublease of twenty five percent (25%) or more of the Premises or an assignment of this Lease to terminate this Lease (or to recapture, at Landlord’s sole option, only the portion of the Premises subject to the proposed sublease) effective as of the date the proposed assignment or subletting is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice within thirty (30) days following Landlord’s receipt of Tenant’s written request for consent as required above. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term of this Lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to this Section 12.5 and rented by Landlord to the proposed tenant or any other tenant.

12.6         Permitted Transfer. Notwithstanding anything to the contrary in this Lease and after ten (10) days’ prior written notice to Landlord, Tenant may, without Landlord’s prior written consent and not subject to any recapture or bonus rent provisions, sublet the Premises or assign the Lease to: (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with the Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) a purchaser of Tenant and/or of all or substantially all of the Tenant’s assets. In the event of either (ii) or (iii) above, the sublessee or assignee must have a net worth equal to or greater than that of the Tenant just prior to the merger or acquisition, subject to verification by Landlord. Any of the above are referenced hereafter as “Permitted Transfer” and the transferee is referenced as “Permitted Transferee.”

13.           Default; Breach; Remedies.

13.1         Default; Breach. A “Default” is defined as a failure by the Tenant to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Tenant to cure such Default within any applicable grace period:

13.1.1             The abandonment of the Premises.

13.1.2             The failure of Tenant to make any payment of Rent or any Security Deposit required to be made by Tenant hereunder, whether to Landlord or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of 3 business days following written notice to Tenant. THE ACCEPTANCE BY LANDLORD OF A PARTIAL PAYMENT OF RENT OR SECURITY DEPOSIT SHALL NOT CONSTITUTE A WAIVER OF ANY OF LANDLORD’S RIGHTS, INCLUDING LANDLORD’S RIGHT TO RECOVER POSSESSION OF THE PREMISES.

13.1.3             The failure of Tenant to allow Landlord and/or its agents access to the Premises or the commission of waste, act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Tenant, where such actions continue for a period of 3 business days following written notice to Tenant.

13.1.4             The failure by Tenant to provide (i) reasonable written evidence of compliance with Laws, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate or financial statements, (v) a requested subordination, (vi) any document requested under this Lease, or (viii) any other documentation or information which Landlord may reasonably require of Tenant under the terms of this Lease, where any such failure continues for a period of 5 days following written notice to Tenant.

13.1.5             A Default by Tenant as to the terms, covenants, conditions or provisions of this Lease, or of the rules and regulations, other than those described in Sections 13.1.1, 13.1.2, 13.1.3 and 13.1.4 above where such Default continues for a period of 15 days after written notice; provided, however, that if the nature of Tenant’s Default is such that more than 15 days are reasonably required for its cure (not to exceed 60 days), then it shall not be deemed to be a Breach if Tenant commences such cure within said 15 day period and thereafter diligently prosecutes such cure to completion.

13.1.6             The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this Section is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

13.1.7             The discovery that any financial statement of Tenant given to Landlord was materially false.

13.1.8             If Tenant’s obligations under this Lease are guaranteed: (i) the death of a guarantor, (ii) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a guarantor’s refusal to honor the guaranty, (v) a guarantor’s breach of its guaranty obligation on an anticipatory breach basis or (vi) if the guarantor is a corporation, limited liability company or partnership, the dissolution of the guarantor or the termination of the guarantor’s existence.

13.2         Remedies. In the event of a Breach, Landlord may, with or without further notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Breach:

13.2.1             Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event Landlord shall be entitled to recover from Tenant: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Landlord to mitigate damages caused by Tenant’s Breach of this Lease shall not waive Landlord’s right to recover damages under Section 13. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Landlord may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Section 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Tenant under the unlawful detainer statute shall also constitute the notice required by Section 13.1. In such case, the applicable grace period required by Section 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Tenant to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Landlord to the remedies provided for in this Lease and/or by said statute.

13.2.2             Continue the Lease and Tenant’s right to possession and recover the Rent as it becomes due, in which event Tenant may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests, shall not constitute a termination of the Tenant’s right to possession.

13.2.3             Perform such duty or obligation on Tenant’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Tenant shall pay to Landlord an amount equal to 115% of the costs and expenses incurred by Landlord in such performance upon receipt of an invoice therefor.

13.2.4             Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession shall not relieve Tenant from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Tenant’s occupancy of the Premises.

13.3         Late Charges. Tenant hereby acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by any Lender. Accordingly, if any Rent shall not be received by Landlord within 5 days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall immediately pay to Landlord a one-time late charge equal to 10% of each such overdue amount or $100, whichever is greater. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for 3 consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Landlord’s option, become due and payable quarterly in advance.

13.4         Interest. Any monetary payment due Landlord hereunder, other than late charges, not received by Landlord, when due as to scheduled payments (such as Base Rent) or within 30 days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the 31st day after it was due as to non-scheduled payments. The interest (“Interest”) charged shall be computed at the rate of 10% per annum but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Section 13.3.

14.           Breach by Landlord. Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Section 14, a reasonable time shall in no event be less than 30 days after receipt by Landlord, and any Lender whose name and address shall have been furnished Tenant in writing for such purpose, of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are reasonably required for its performance, then Landlord shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.

15.           Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the floor area of the Premises is taken by Condemnation, Tenant may, at Tenant’s option, to be exercised in writing within 30 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 30 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Tenant shall be entitled to any compensation paid by the condemnor for Tenant’s relocation expenses, loss of business goodwill and/or fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Section 15. In the event that this Lease is not terminated by reason of the Condemnation, Landlord shall repair any damage to the Premises caused by such Condemnation.

16.           Holding Over. Tenant shall have no right to Holdover. If Tenant does not surrender and vacate the Premises at Expiration Date of this Lease, Tenant shall be a tenant at sufferance and the parties having agreed that the Base Rent shall be at a daily rate of one hundred fifty percent (150%) of the Base Rent for the last month of the Term. In connection with the foregoing, Landlord and Tenant agree that the reasonable rental value of the Premises following the Expiration Date of the Lease shall be the amounts set forth above per month. Landlord and Tenant acknowledge and agree that, under the circumstances existing as of the date of this Lease, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Premises on the Expiration Date and that the reasonable rental value established herein is a reasonable estimate of the damage that Landlord would suffer as the result of the failure of Tenant to timely surrender possession of the Premises. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty within the meaning of California Civil Code sections 3275 or 3369, but is intended to constitute liquidated damages to Landlord pursuant to California Civil Code sections 1671, 1676, and 1677. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Landlord if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall indemnify, defend and hold Landlord harmless from all claims resulting from such failure, including, without limitation, any claims by any third parties based on such failure to surrender and any lost profits to Landlord resulting therefrom.

17.           Brokers. Tenant and Landlord each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any, listed in Section 1.6) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto. Landlord shall pay the Brokers a commission pursuant to a separate written agreement. Tenant acknowledges that some of the principals of Landlord are licensed real estate brokers.

18.           Estoppel Certificates. Tenant shall within 10 business days after written notice from Landlord execute, acknowledge and deliver to Landlord an estoppel certificate in form provided by Landlord warrantying such additional information, confirmation and/or statements as may be requested by Landlord or any Lender or perspective purchaser. If Tenant shall fail to execute or deliver the estoppel certificate within such 10 business day period, Landlord may execute such estoppel certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance, and (iii) not more than one month’s rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the estoppel certificate, and Tenant shall be estopped from denying the truth of the facts contained in such estoppel certificate.

19.           Financial Statements. At Landlord’s request (but not more than once per calendar year except in connection with a sale or financing of the Building), Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

20.           Definition of Landlord. The term “Landlord” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Tenant’s interest in the prior lease. In the event of a transfer of Landlord’s title or interest in the Premises or this Lease, Landlord shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Landlord. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Landlord shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Landlord. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Landlord shall be binding only upon the Landlord as hereinabove defined.

21.           Limitation on Liability. The obligations of Landlord under this Lease shall not constitute personal obligations of Landlord, or its partners, managers, members, directors, officers or shareholders, and Tenant shall look to the Premises, and to no other assets of Landlord, for the satisfaction of any liability of Landlord with respect to this Lease, and shall not seek recourse against Landlord’s partners, members, managers, directors, officers or shareholders, or any of their personal assets for such satisfaction. Notwithstanding any contrary provision herein, neither Landlord nor its directors, members, managers, partners, officers, employees or agents shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

22.           Notices.

22.1         Notice Requirements. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Section 22 to the following addresses:

Landlord: 960 San Antonio LLC 300 La Cuesta Drive Los Altos, CA 94024

Tenant:
SCILEX Pharmaceuticals Inc.
960 San Antonio Road, Suite 100
Palo Alto, CA 94303

With a copy to:
SCILEX Pharmaceuticals Inc.
960 San Antonio Road, Suite 100
Palo Alto, CA 94303
Attn: General Counsel

Either Party may by written notice to the other specify a different address for notice, except that upon Tenant’s taking possession of the Premises, the Premises shall constitute Tenant’s address for notice. A copy of all notices to Landlord shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate in writing. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

22.2         Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given three (3) business days after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

23.           Subordination; Attornment.

23.1         Subordination. This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Tenant agrees that the holders of any such Security Devices (in this Lease together referred to as “Lender”) shall have no liability or obligation to perform any of the obligations of Landlord under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Tenant, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

23.2         Attornment. In the event that Landlord transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Devise to which this Lease is subordinated (i) Tenant shall, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Tenant and such new owner, and (ii) Landlord shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Landlord’s obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior Landlord or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Tenant might have against any prior Landlord, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior Landlord which was not paid or credited to such new owner.

23.3         Self-Executing. The agreements contained in this Section 23 shall be effective without the execution of any further documents; provided, however, that, upon written request from Landlord or a Lender in connection with a sale, financing or refinancing of the Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any subordination and attornment provided for herein.

24.           Landlord’s Access; Showing Premises; Repairs. Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times after at least 24 hours’ prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect on Tenant’s use of the Premises. All such activities shall be without abatement of rent or liability to Tenant.

25.           Quiet Possession. Subject to payment by Tenant of the Rent and performance of all of the covenants, conditions and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

26.           Miscellaneous.

26.1         Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

26.2         Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

26.3         Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

26.4         No Prior or Other Agreements; Broker Disclaimer. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Landlord and Tenant each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the use, nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party.

26.5             Waivers. No waiver by Landlord of the Default or Breach of any term, covenant or condition hereof by Tenant, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Tenant of the same or of any other term, covenant or condition hereof. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to, or approval of, any subsequent or similar act by Tenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Landlord shall not be a waiver of any Default or Breach by Tenant. Any payment by Tenant may be accepted by Landlord on account of moneys or damages due Landlord, notwithstanding any qualifying statements or conditions made by Tenant in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Landlord at or before the time of deposit of such payment.

26.6             Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

26.7             Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

26.8             Binding Effect; Choice of Law. This Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

26.9             Attorneys’ Fees. If any Party brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred.

26.10           Auctions. Tenant shall not conduct, nor permit to be conducted, any auction upon the Premises without Landlord’s prior written consent. Landlord shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

26.11           Signs. Landlord may place on the Premises ordinary “For Sale” signs at any time and ordinary “For Lease” signs during the last 12 months of the term hereof. Subject to Landlord’s prior written consent and applicable Laws, Tenant, at Tenant’s cost, may install suite door signage according to Building standards. Any signage granted to Tenant herein is personal to the original Tenant named herein and the rights to such signage may not be assigned or transferred without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Tenant shall not place any other signs on or about or visible through the windows of the Premises or within, on or near to the Building without Landlord’s prior written consent. All approved signs shall be at Tenant’s sole cost and all signs shall comply with all local, federal and state rules, regulations, statutes, and ordinances at all times during the Term and comply with Landlord’s signage criteria. Tenant, at Tenant’s cost, shall remove all such signs and graphics prior to the termination of this Lease and repair any damage caused by such removal. In the event Tenant fails to remove such signs or repair any damage resulting therefrom at the termination of this Lease, Landlord may remove said signs and make such repairs at Tenant’s sole cost and expense.

26.12           Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Breach by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Landlord may elect to continue any one or all existing subtenancies. Landlord’s failure within 10 days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Landlord’s election to have such event constitute the termination of such interest.

26.13       Security Measures. Tenant hereby acknowledges that the Rent payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents and invitees and their property from the acts of third parties.

26.14       Reservations. Landlord reserves the right: (i) to grant, without the consent or joinder of Tenant, such easements, rights and dedications that Landlord deems necessary, (ii) to cause the recordation of parcel maps and restrictions, and (iii) to create and/or install new utility raceways, so long as such easements, rights, dedications, maps, restrictions, and utility raceways do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate such rights.

26.15       Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. A Party who does not initiate suit for the recovery of sums paid “under protest” within 6 months shall be deemed to have waived its right to protest such payment.

26.16       Authority; Multiple Parties; Execution.

26.16.1           If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within 30 days after request, deliver to the other Party satisfactory evidence of such authority.

26.16.2           If this Lease is executed by more than one person or entity as “Tenant”, each such person or entity shall be jointly and severally liable hereunder. It is agreed that any one of the named Tenants shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named Tenants, and Landlord may rely on the same as if all of the named Tenants had executed such document.

26.16.3           This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of a copy of a signature for this Lease may be made by electronic means, such a PDF format, and such copy shall be deemed effective for all purposes as if it were an original.

26.17       Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

26.18       Offer. Preparation of this Lease by either party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

26.19       Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Tenant’s obligations hereunder, Tenant agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

26.20       California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises and Must Take Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52). Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”. In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Premises or Must Take Space, then Tenant shall pay (i) the fee for such inspection using a CASp inspector designated by Landlord, and (ii) the cost of making any repairs necessary to correct violations of construction-related accessibility standards identified by such CASp inspection shall be paid for solely by Tenant.

26.21       Force Majeure. If either party is prevented from performing any obligation hereunder by any strike, act of God, fire, war, terrorist act, shortage of labor or materials, governmental action, civil commotion or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 26.21 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse (or extend any time period for the performance of) (i) any obligation of Tenant to remit money, security deposit or deliver credit enhancement, (ii) any obligation of Tenant under Section 9, or (iii) any of Tenant’s obligations whose breach would interfere with another occupant’s use, occupancy or enjoyment of its premises or the Project or result in any liability on the part of Landlord.

26.22       Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.

27.           Right of First Offer. Subject to the terms hereof, during the Original Term of the Lease, Tenant shall have a one-time right of first offer (“ROFO”) to lease space on the second floor of the Building (the “Offered Space”) provided that Tenant shall not have been in default under this Lease. If Landlord decides, in its sole discretion, to lease the Offered Space, then Landlord shall offer to Tenant the right to lease such Offered Space on the terms and conditions upon which Landlord is willing to accept in its sole discretion. Such offer shall be made by Landlord to Tenant in a written notice (hereinafter called the “First Offer Notice”) which offer shall specify the terms which Landlord is willing to accept with respect to such Offered Space. Tenant shall take the Offered Space in its “as is” condition. Within five (5) business days, time being of the essence, of Landlord’s delivery to Tenant of the First Offer Notice, Tenant shall give Landlord a written notice either (a) exercising its ROFO and accepting the First Offer Notice or (b) rejecting the First Offer Notice. If Tenant fails to exercise the ROFO and accept the First Offer Notice within such 5-business day period, Tenant shall be deemed to have rejected the First Offer Notice and the ROFO shall be null and void and of no further force or effect. If Tenant timely and validly exercises its ROFO with respect to Offered Space, then Landlord and Tenant shall within ten (10) days thereafter execute an amendment to this Lease for such Offered Space upon the terms and conditions as set forth in the First Offer Notice. If (1) Tenant does not execute such amendment within such 10-day period, or (2) Tenant rejects or is deemed to have rejected the First Offer Notice, then Landlord shall have the right to lease the Offered Space to any person or entity free and clear of Tenant’s rights under this Section 27 and the ROFO shall be null and void and of no further force or effect. The ROFO is personal to the original Tenant, and cannot be assigned or exercised by anyone other than said original Tenant and only while the original Tenant is in full possession of the Premises and, if requested by Landlord, with Tenant certifying that Tenant has no intention of thereafter assigning or subletting the Premises or the Offered Space. Tenant shall have no right to exercise the ROFO and Landlord shall have no obligation to deliver a First Offer Notice if Tenant (i) defaults under this Lease at any time, or (ii) has subleased the Premises or any portion thereof or assigned or transferred this Lease. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its ROFO, if at all, with respect to all of the Offered Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. Tenant’s ROFO is subject and subordinate to any rights of Superior Rights Holders (as hereinafter defined) existing as of the date of the Lease. As used herein, “Superior Rights Holders” means, collectively, all tenants under new leases and existing leases of the Offered Space and other tenants of the Building with a right to the Offered Space or other occupants of the Offered Space (including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases).

28.           Option to Extend.

28.1         Option. Subject to the terms of this Section 28, Tenant shall have one (1) option (“Option to Extend”) to extend the Original Term for the entire Premises for three (3) years (“Option Term”). Tenant may exercise its Option to Extend by delivering written notice of exercise to Landlord no sooner than twelve (12) months and no later than nine (9) months prior to the Expiration Date (the “Notice of Exercise”) under all of the same terms and conditions of the Lease; provided, however that the Base Rent for the first year of the Option Term shall be 100% of the Fair Rental Value, and Tenant shall have no further right to extend the Term. Notwithstanding any contrary provision hereof, Tenant shall have no Option to Extend if at the time of the Notice of Exercise or any time thereafter up to the beginning of the Option Term: (i) Tenant is in default; (ii) the Premises, or any portion thereof, is sublet, except to a Permitted Transferee; (iii) the Lease has been assigned except for a Permitted Transfer; (iv) Tenant is not occupying the Premises; or (v) Tenant has not given the Notice of Exercise strictly within the time frame set forth above; provided, however, that Landlord may, at its option, elect in writing to waive the foregoing conditions and treat the option to extend as effective despite Tenant failing any such conditions. The Option to Extend is personal to the original Tenant hereunder and may not be assigned or transferred, or exercised by any other party, except to a Permitted Transferee.

28.2         Option Rent. The annual Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to 100% of the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term, but not less than Base Rent due during the final year of the Original Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot, including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing renewal, non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the Comparable Buildings (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”). The term “Comparable Buildings” shall mean the Building and other first class office buildings located in Palo Alto, California (“Comparable Area”).

28.3         Determination of Option Rent. In the event Tenant timely and appropriately exercises its Option to Extend, Landlord shall notify Tenant of Landlord’s determination of the Option Rent on or before the ninetieth (90th) day preceding the Expiration Date. If Tenant, on or before the date which is ten (10) days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their good-faith efforts. If Tenant fails to respond within such 10-day period, Tenant shall be deemed to have accepted Landlord’s determination of the Option Rent. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, within ten (10) days, and such determinations shall be submitted to arbitration in accordance with this Section below.

28.3.1             Landlord and Tenant shall each appoint one independent arbitrator who shall be a licensed commercial real estate broker or MAI appraiser that operates from an office within Santa Clara County and who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of Comparable Buildings in the Comparable Area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

28.3.2             The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

28.3.3             The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

28.3.4             The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Santa Clara County to appoint such Advocate Arbitrator subject to the criteria in this Section, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator. If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Santa Clara County to appoint the Neutral Arbitrator, subject to criteria in this Section, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator. The cost of the arbitration shall be paid by Landlord and Tenant equally.

28.3.5             In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the applicable Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant in connection with such Option Term, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment (or credits) to the other party.

29.           Guaranty of Lease. Upon Tenant’s execution hereof, the Guarantor identified in Section 1.9 shall each execute a Guaranty of Lease in the form attached hereto as Exhibit B (“Guaranty”).

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first written above.

LANDLORD:		TENANT:

960 SAN ANTONIO LLC,		SCILEX PHARMACEUTICALS INC.,
a California limited liability company		a Delaware corporation

By:	/s/ Gregory Pickett	By:	/s/ Jaisim Shah
Name:	Gregory Pickett	Name:	Jaisim Shah
Title:	Manager	Title:	CEO

Exhibit A

Description of Premises

Initial Premises:

Approximately 3,490 square feet (for reference only) on the ground floor of 960 San Antonio Road, Suite 100, Palo Alto, CA 94303-4921

Must Take Space:

Approximately 2,510 square feet (for reference only) on the ground floor of 960 San Antonio Road, Suite 101, Palo Alto, CA 94303-4921

Exhibit B

Guaranty of Lease

GUARANTY OF LEASE

This Guaranty of Lease (the “Guaranty”) is dated August 8, 2019, and is given by Sorrento Therapeutics, Inc., a Delaware corporation (“Guarantor”), to 960 San Antonio LLC, a California limited liability company (“Landlord”), in order to guaranty the performance of all obligations of SCILEX Pharmaceuticals, Inc., a Delaware corporation (“Tenant”) under that certain Office Lease (the “Lease”) entered into by Landlord and Tenant for the lease of the real property commonly known as 960 San Antonio Road, Suite 100, Palo Alto, California (“Premises”). Guarantor’s address is 4955 Directors Place, San Diego, CA 92121.

As a material inducement to and in consideration of Landlord’s entering into the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby covenants and agrees with Landlord as follows:

1.             Scope of Guaranty. Guarantor hereby unconditionally and irrevocably guarantees all of Tenant’s obligations under the Lease and all extensions and modifications thereof (the “Obligations”) including but not limited to: (a) Tenant’s payment of all rent, monies and charges payable under the Lease at the times and in the manner specified thereunder; (b) Tenant’s performance when due of each of the covenants contained in the Lease to be kept, performed or observed by Tenant; and (c) Tenant’s payment of all damages owing to Landlord following a default by Tenant under the Lease. Guarantor acknowledges that this is a guaranty of payment and performance of all Obligations and not merely a guaranty of collectability.

2.             Term of Guaranty. This Guaranty and the obligations of Guarantor hereunder shall be continuing and irrevocable until Tenant has performed all of its Obligations under the Lease, including those which survive the expiration or earlier termination of the Lease. If all or any portion of the Obligations are paid or performed, Guarantor’s obligations hereunder shall continue and remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Landlord as a preference, fraudulent transfer or otherwise.

3.             Waivers. Guarantor hereby waives its right to assert any defense to its liability under this Guaranty based on (a) Guarantor’s right to require Landlord to proceed against Tenant or a co-guarantor or to proceed against or exhaust any security held by Landlord at any time; (b) the expiration of any statute of limitations in any action hereunder or in any action for the performance of any Obligation; (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of Landlord to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (d) Landlord’s failure to make any demand for performance or to give a notice of nonperformance to Tenant; (e) any defense based upon an election of remedies by Landlord, including any election which destroys or impairs any right of subrogation, reimbursement or contribution which Guarantor may have; (f) any duty on the part of Landlord to disclose to Guarantor any facts Landlord may now or hereafter know about Tenant, it being understood and agreed that Guarantor is fully responsible for becoming and remaining informed of the financial condition of Tenant and of any and all circumstances bearing on the risk of nonperformance of any Obligation; (g) any rights or benefits in favor of Guarantor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 or under 11 U.S.C. Sections 364 or 1111(b), or any amendment to any of the forgoing statutes; (h) any transfer of Landlord’s interest in the Premises or the assignment of Landlord’s interest in the Lease; (i) any transfer of Tenant’s interest as tenant under the Lease or any portion thereof or any sublease or assignment by Tenant; (j) any merger or consolidation of Tenant or sale of all or a substantial portion of Tenant’s assets; (k) any sale of all or any portion of any capital stock of Tenant or partnership interest in Tenant owned by Guarantor; or (l) any prior or concurrent representation, understanding, promise or condition concerning the subject matter hereof which is not expressed herein. Guarantor hereby waives all presentments, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty by Landlord, and this Guaranty shall be binding upon Guarantor immediately upon its delivery to Landlord.

4.             No Discharge of Guarantor. Guarantor’s liability under this Guaranty shall not be deemed to have been waived, released, discharged, limited, impaired or affected by reason of (a) the expiration or termination of the Lease; (b) the release or discharge of Tenant in any receivership, bankruptcy or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of the Lease by any party in any such proceeding; (c) the repossession of the Premises; (d) any amendment, extension, renewal or modification of the terms of the Lease without Guarantor’s consent; or (e) any waiver by Landlord of any provisions of the Lease or any failure by Landlord to enforce the provisions thereof. Guarantor hereby assigns to Landlord any rights Guarantor may have to file a claim and proof of claim in any bankruptcy or similar proceeding of Tenant and any awards or payments thereon to which Guarantor would otherwise be entitled, to the extent of any unsatisfied Obligation.

5.             Cumulative Rights. The amount of Guarantor’s liability and all rights, powers and remedies of Landlord hereunder shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies available to Landlord at law or in equity. In the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor, whether or not Tenant is joined in the action and whether or not a separate action is brought against Tenant. Landlord may maintain successive actions for other defaults.

6.             Subordination of Rights. Guarantor hereby subordinates any and all claims it may have against Tenant to Landlord’s claims under the Lease.

7.             Attorneys’ Fees and Expenses. Guarantor shall pay to Landlord, upon demand, reasonable attorneys’ fees and all costs and other expenses which Landlord expends or incurs in enforcing this Guaranty, or in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Tenant, Guarantor, or either of them.

8.             Interest. Any amounts payable by Guarantor hereunder that are not paid when due shall bear interest at the lesser of (a) ten percent (10%) per annum or (b) the maximum amount permitted by applicable law.

9.             Severability. Should any provision of this Guaranty be determined to be illegal or unenforceable by a court of competent jurisdiction, all other provisions hereof shall nevertheless be deemed effective.

10.           Time of the Essence. Time is of the essence with respect to the performance of Guarantor’s obligations hereunder.

11.           Modification. No provision of this Guaranty or right of Landlord hereunder may be modified or waived, nor shall Guarantor be released from performance of Guarantor’s obligations hereunder, except by a writing duly executed by Landlord.

12.           Assignment and Interpretation. This Guaranty shall inure to the benefit of and bind the heirs, legal representatives, administrators, executors, successors and assigns of Guarantor and of Landlord. The assignment of the Guaranty by Landlord shall not extinguish or diminish Guarantor’s liability hereunder. The use of the word Guarantor shall include the plural as well as the singular. Words used in the neuter gender shall include the masculine and feminine gender. “Tenant” as used in this Guaranty shall include all successors or assigns of Tenant.

13.           Effect of Guarantor’s Performance of Obligations. The acceptance by Landlord of the performance of any of the Obligations under the Lease by Guarantor, including, without limitation, the acceptance of rent payments, shall constitute neither an assignment of the Lease to Guarantor nor Landlord’s consent to such an assignment.

14.           Estoppel Certificate. Guarantor, from time to time within ten (10) business days following Landlord’s request, shall execute and deliver to Landlord an estoppel certificate containing such truthful information as Landlord may reasonably request, and such further instruments or documentation as may reasonably be requested by Landlord to ratify and confirm this Guaranty and the continuing liability of Guarantor hereunder. In addition, from time to time within ten (10) business days after Landlord’s written request, Guarantor shall furnish to Landlord its most recent financial statement or other financial information as may be reasonably requested by Landlord.

15.           Governing Law and Venue. This Guaranty shall be governed by and construed in accordance with the laws of the State of California (without regard to California’s conflicts of law rules). The parties hereby consent to jurisdiction and venue in any California court of competent jurisdiction or the United States District Court for the county and federal judicial district, respectively, in which the Premises are located, and agree that such courts shall constitute the exclusive venue for any dispute arising hereunder.

16.           Entire Agreement. This Guaranty contains all of the agreements of Landlord and Guarantor concerning the guaranty of the Lease and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective.

17.           Notices. Any notice given hereunder shall be in writing and may be given by certified mail, return receipt requested, personal delivery, Federal Express or other delivery service. If notice is given by certified mail, return receipt requested, notice shall be deemed given three (3) days after the notice has been deposited in the U.S. mail, postage pre-paid, addressed to Guarantor at the address set forth in the first paragraph of this Guaranty and addressed to Landlord at the address for notices for Landlord set forth in the Lease. If notice is given by personal delivery, Federal Express or other delivery service, notice shall be deemed given on the date the notice is actually received by Landlord or Guarantor. Either party may, by written notice to the other party, specify a different address for notice purposes.

18.           Authority. Guarantor, and each individual executing this Guaranty on behalf of Guarantor, represents and warrants that such individual is duly authorized to execute and deliver this Guaranty on behalf of Guarantor, that Guarantor is duly authorized to enter into this Guaranty, and that this Guaranty is enforceable against Guarantor in accordance with its terms. Guarantor shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord.

19.           Joint and Several Liability. If more than one person or entity executes this Guaranty, the obligations of each person or entity executing this Guaranty shall be joint and several.

20.           Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND GUARANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST GUARANTOR OR GUARANTOR AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS GUARANTY, THE LEASE, THE RELATIONSHIP OF LANDLORD AND GUARANTOR, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

GUARANTOR ACKNOWLEDGES THAT IT WAS AFFORDED THE OPPORTUNITY TO READ THIS GUARANTY AND TO REVIEW IT WITH AN ATTORNEY OF ITS CHOICE. GUARANTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD THIS GUARANTY AND THE LEASE BEFORE SIGNING THIS GUARANTY.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date written above.

GUARANTOR:

Sorrento Therapeutics, Inc.,
a Delaware corporation

By:	/s/ Henry Ji

Henry Ji
(print name)

Its:	Chairman and CEO
(print title)